Exhibit 99.1

                         Press Release Dated May 2, 2003

                    Hirsch Announces Stock Repurchase Program

HAUPPAUGE, N.Y. - May 2, 2003 - Hirsch International Corp. (Nasdaq: HRSH) announced its intention today to repurchase up to $500,000 of its current outstanding shares in the open market over the next twelve months. The repurchases will be made from time to time on the open market at prevailing market prices or in privately negotiated transactions. Depending on market conditions and other factors, purchases under this program may be commenced or suspended at any time, or from time to time, without prior notice. The Company currently has 8,789,000 shares outstanding.

Paul E. Gallagher, President and COO, indicated that on April 11, 2003, the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the Company's strong capital position. The book value of the Company's stock was $1.83 per common share as of January 31, 2003, of which $0.98 is represented in cash. The last reported trade of the Company's stock on April 29, 2003 was $0.59 per common share.

Mr. Gallagher stated, "We continue to be of the opinion that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and its Stockholders. The repurchased shares will become treasury shares and will be used for general corporate purposes".

Hirsch International is the leading single source provider to the embroidery industry. The Company supplies electronic computer-controlled embroidery machinery and related products and services. Hirsch offers a line of single-head and multi-head embroidery machines, application software and embroidery supplies and accessories. For more information on Hirsch products and services, call 1-866-447-7244 or visit the website at www.hirschintl.com.

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact:
Paul Gallagher
President and Chief Operating Officer
Hirsch International Corp.
(631) 701-2211

Beverly Eichel
Chief Financial Officer
Hirsch International Corp.
(631) 701-2169